Exhibit 10.2(ix)
FORM OF
RESTRICTED STOCK AGREEMENT UNDER THE
LUMEN 2018 EQUITY INCENTIVE PLAN
(Annual Performance-Based Restricted Stock Grants to Executive Officers)
This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of [GRANT DATE] by and between Lumen Technologies, Inc. (“Lumen”) and [NAME] (“Award Recipient”).
WHEREAS, Lumen maintains the Lumen 2018 Equity Incentive Plan (as amended and in effect from time to time, the “Plan”), under which the Human Resources and Compensation Committee, or a duly-authorized subcommittee thereof, (the “Committee”) of the Board of Directors of Lumen (the “Board”) may, among other things, directly or indirectly grant restricted shares of Lumen’s common stock, $1.00 par value per share (the “Common Stock”), to key employees, directors and other service providers of Lumen or its subsidiaries (collectively, the “Company”), subject to such terms, conditions, or restrictions as it may deem appropriate; and
WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient performance-based restricted shares of Common Stock on the terms and conditions specified below.
NOW, THEREFORE, the parties agree as follows:
1.
AWARD OF SHARES
1.1Upon the terms and conditions of the Plan and this Agreement, Lumen as of the date of this Agreement (the “Grant Date”) hereby awards to the Award Recipient a total of [NUMBER] restricted shares of Common Stock (the “Restricted Stock”) that vest, subject to Sections 2, 3 and 4 hereof, as described in this Section 1. The number of shares granted as Restricted Stock represents the target award. The Restricted Stock and the conditional right to earn Additional Shares as provided in this Section 1 are referred to together in this Agreement as the “Award.”
1.2The Award shall vest on March 1, [YEAR] (the “Vest Date”), assuming continuous employment through such date, with the actual number of shares of Common Stock earned pursuant to the Award based on [DESCRIPTION OF METRIC] over the period from January 1, [YEAR] through December 31, [YEAR] (as it may be shortened by Section 1.3, the “Performance Period”) as follows:
(a)The percentage payout that may be earned shall range between 0-200%, determined as follows:
[PERFORMANCE AND PAYOUT CHART]
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(b)Payout shall be linearly interpolated if the Company’s performance ranks between threshold and target or between target and maximum. At performance below threshold, all shares of Restricted Stock will be forfeited[, regardless of Lumen’s Relative TSR. If Lumen’s TSR is negative for the performance period, the payout may not exceed the target level regardless of Lumen’s Relative TSR]1.
(c)Prior to any vesting under this Section 1.2, the Committee shall (i) ascertain Lumen’s performance in the manner described in this Section 1.2 and (ii) certify in writing, by resolution or otherwise, the number of shares that shall vest, including any shares of Common Stock in excess of the number of shares of Restricted Stock initially granted (the “Additional Shares”).
(d)[CALCULATION OMITTED]
(e)[CALCULATION OMITTED]
1.3Without limiting the Committee’s authority under Section 11(b) of the Plan, in the event that a Change of Control of Lumen (as defined in the Plan) occurs prior to the end of the Performance Period, then (a) the Performance Period shall end on the [last day of the most recently completed fiscal quarter that ended on or immediately prior to]2[date of]3 the consummation of the Change of Control; (b) the number of shares that may be earned under this Award, if any, shall be calculated, adjusted, and fixed on the basis of actual performance through such date, with such adjustment effective upon the consummation of the Change of Control; and (c) this Award, as adjusted for performance, shall continue to be subject to all other terms and conditions of this Agreement, including that vesting remains contingent upon the Award Recipient’s continued employment through the Vest Date except as otherwise provided in Section 2.
2.
AWARD RESTRICTIONS ON
RESTRICTED STOCK
2.1In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive accrued dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting, whether voluntarily or involuntarily. All dividends and other distributions relating to the Restricted Stock and all dividend equivalents on the Additional Shares will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Restricted Stock or Additional Shares. Except as otherwise provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of Lumen with respect to the Restricted Stock, including the right to vote the shares.
1 Applicable if performance metric is Relative TSR.
2 Applicable if performance metric is EBITDA.
3 Applicable if performance metric is Relative TSR.
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2.2Termination of Employment due to Death or Disability. If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the date on which the employment of the Award Recipient terminates as a result of (a) death or (b) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code, with performance deemed achieved at target.
2.3Termination of Employment Following a Change of Control of Lumen:
(a)If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and within 18 months following a Change of Control of Lumen (as defined in the Plan), the Award Recipient’s employment is terminated either (i) by the Company or its Affiliates without Cause (as defined below) or (ii) by the Award Recipient for Good Reason (as defined below), then the Award, as adjusted pursuant to Section 1.3, shall vest and the payout of all vested shares shall be made as soon as reasonably practicable following such termination of the Award Recipient, provided the Release Condition (as defined in Section 2.5) has been satisfied. If the Release Condition is not satisfied, then the Award, as adjusted pursuant to Section 1.3, shall automatically terminate and be forfeited as of the 60th day following termination of employment.
(b)“Cause” following a Change of Control
(i)    For purposes of this Section 2.3, “Cause” shall mean the Award Recipient’s (A) willful breach of any nondisclosure, noncompetition, nonsolicitation or nondisparagement covenants contained in any agreement between the Company and the Award Recipient; (B) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (C) workplace conduct resulting in either the payment of civil monetary penalties or the incurrence of civil non-monetary penalties that will materially restrict or prevent the Award Recipient from discharging his obligations to the Company; (D) habitual intoxication during working hours or habitual abuse of or addiction to a controlled substance; (E) material breach of the Company’s insider trading, corporate ethics and compliance policies and programs or any other Board-adopted policies applicable to management conduct; (F) participation in the public reporting of any information contained in any report filed by the Company with the Securities and Exchange Commission that was impacted by the Award Recipient’s knowing or intentional fraudulent or illegal conduct; or (G) substantial, willful and repeated failure to perform duties as instructed by or on behalf of the Board in writing.
(ii)The Award Recipient’s employment shall not be deemed terminated for Cause following a Change of Control unless the Company shall have delivered to the Award Recipient a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called partly or wholly for such purpose (after
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reasonable notice is provided to the Award Recipient and the Award Recipient has had an opportunity, with counsel, to be heard by the Board) finding that the Award Recipient should be terminated for Cause and specifying in reasonable detail the grounds therefor.
(iii)    No action or inaction shall be deemed the basis for Cause unless the Award Recipient is terminated therefor prior to the first anniversary of the date on which such action or omission is first reported to the Human Resources office of the Company with authority over the Award Recipient.
(c)For purpose of this Section 2.3, “Good Reason” shall mean a termination of the Award Recipient’s employment under the following circumstances: (1) the Award Recipient has delivered a written notice to the Company, objecting to a “Good Reason Event” (as defined below) within 90 days following the initial existence or occurrence of such event, (2) the Company fails to cure such event or condition within 30 days following receipt of the Award Recipient’s written notice (the “30-day Cure Period”), and (3) as a result, the Award Recipient terminates his or her employment no later than 18 months following the expiration of the 30-day Cure Period. A “Good Reason Event” shall mean:
(i)Any failure of the Company or its Affiliates (as defined below) to provide the Award Recipient with a position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Change of Control. The Award Recipient’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Award Recipient’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Award Recipient holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Company or the Post-Transaction Company;
(ii)The assignment to the Award Recipient of any duties inconsistent in any material respect with the Award Recipient’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities at the time of the Change of Control, or any other action that results in a diminution in any material respect in such position, authority, duties or responsibilities;
(iii)A reduction of the Award Recipient’s base salary in effect as of the date of the Change of Control without the Award Recipient’s consent, except for across-the-board salary reductions similarly affecting all or substantially all similarly-situated officers of the Company and the Post-Transaction Company;
(iv)The Award Recipient is advised of, manifests an awareness of, or becomes aware of facts that would cause a reasonable person to inquire into any
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failure in any material respect by the Company or its Affiliates to comply with any of the provisions of this Agreement; or
(v)Any directive requiring the Award Recipient to be based at any office or location more than 50 miles from the location the Award Recipient was based prior to the Change of Control, or requiring the Award Recipient to travel on business to a substantially greater extent than required immediately prior to the Change of Control.
(d)For purposes of this Section 2.3, “Affiliate” (or variants thereof) shall mean a person that controls, or is controlled by or is under common control with, another specified person, either directly or indirectly.
2.4Termination of Employment due to Retirement. If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment terminates because of retirement on or after attaining the age of 55 with at least ten years of prior service with the Company, then, provided the Committee has specifically approved such action and the Release Condition (as defined in Section 2.5) has been satisfied, the Award Recipient may retain the rights to the Restricted Stock, either in full or in part (as determined by the Committee in its sole discretion), provided that the issuance of such shares shall nonetheless remain subject to the terms and conditions of Section 1, including the eligibility to vest in Additional Shares.
2.5For purposes of Sections 2.3 and 2.4, “Release Condition” shall mean the Award Recipient’s execution, delivery to the Company and non-revocation of a mutual liability release agreement in the form and substance determined by the Company (and the expiration of any revocation period contained in such release agreement) within 60 days following the Award Recipient’s termination of employment.
3.
TERMINATION OF EMPLOYMENT
Notwithstanding anything in this Agreement to the contrary, the Award including all unvested Restricted Stock shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise specifically provided in Section 2.
4.
FORFEITURE OF AWARD
4.1If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought; (b) conduct or activity that results in termination of the Award Recipient’s employment
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for cause; (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and corporate compliance policies and programs; (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company; (f) disclosing or misusing any confidential information or material concerning the Company, except for any disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority; (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control not approved by the Board; or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, employees, or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, except for any statements or disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority, then the award of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (1) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (2) all unvested shares of Restricted Stock and contingent rights to receive Additional Shares shall be forfeited.
4.2If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the
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Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
4.3The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee or its delegee determines in its sole discretion that such action is in the best interests of the Company.
5.
STOCK CERTIFICATES
No stock certificates evidencing the Restricted Stock shall be issued by Lumen until the lapse of restrictions under the terms of this Agreement. Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected. Upon the lapse of restrictions on shares of Restricted Stock, Lumen shall issue the vested shares of Restricted Stock (either through book entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions of this Agreement, including those governing any withholdings of shares under Section 6 below. Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (i) applicable securities laws, (ii) Lumen’s policy statement on insider trading, and (iii) any of Lumen’s stock ownership guidelines then in effect that are applicable to the Award Recipient.
6.
WITHHOLDING TAXES
Notwithstanding any Plan provision to the contrary, at the time that all or any portion of the Restricted Stock vests, Lumen will withhold from the shares the Award Recipient otherwise would receive hereunder the number of whole shares of Common Stock, rounding up if necessary, having a value equal to the minimum statutory amount required to be withheld under federal, state and local law (or, if permitted by the Committee and elected by the Award Recipient, such other rate as will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules).
7.
ADDITIONAL CONDITIONS
Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 1 or 2 hereof, Lumen further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to
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Lumen. Lumen agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.
8.
NO CONTRACT OF EMPLOYMENT INTENDED
Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.
9.
BINDING EFFECT
Upon being duly executed and delivered by Lumen and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.
10.
EFFECT OF PLAN TERMS AND COMMITTEE ACTIONS
10.1Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.
10.2This Agreement, the rights of the Award Recipient hereunder and the shares of Restricted Stock granted hereby are subject to (i) all of the terms, conditions, restrictions and other provisions of the Plan, as it may be amended from time to time, as fully as if all such provisions were set forth in their entirety in this Agreement and (ii) such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Award Recipient. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.
10.3The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of Restricted Stock in this Agreement does not create any contractual rights other than as set forth in this Agreement, and does not create a right to receive Restricted Stock or any other Incentives in the future. Future Incentives, if any, will be at the sole discretion of the Company.
10.4The Award Recipient acknowledges receipt from Lumen of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was
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advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.
11.
ATTORNEYS’ FEES AND EXPENSES
Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision of this Agreement, including, but not limited to, the institution of any action or proceeding in court to enforce any provision of this Agreement, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations under this Agreement, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).
12.
GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The Award Recipient and Lumen shall submit to the exclusive jurisdiction of, and venue in, the courts in Colorado in any dispute relating to this Agreement.
13.
SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and Lumen intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
14.
OTHER PROVISIONS
14.1It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. The Agreement shall be interpreted,
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construed, administered, and governed in a manner that effects such intent. No acceleration of the vesting of any Additional Shares shall be permitted unless permitted under Section 409A.
14.2The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
14.3Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors, assigns, heirs, executors, administrators, or legal representatives, any rights or remedies under, or by reason of, this Agreement.
15.
ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS
15.1The Company may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient’s consent to the terms of an award by electronic means. The plan documents may, but do not necessarily, include: the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of Lumen provided generally to Lumen’s shareholders. In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.
15.2The Award Recipient acknowledges that the Award Recipient has read Section 15.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 15.1. The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing. The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails. Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails. The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents
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described in Section 15.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 15.1.
16.
DATA PRIVACY
As a condition to his or her participation in the Plan, the Award Recipient consents to the collection, use, and transfer of personal data as described in this paragraph. The Award Recipient understands that the Company holds certain personal information about the Award Recipient, including his or her name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Award Recipient’s favor, for the purpose of managing and administering the Plan (“Data”). The Award Recipient further understands that Lumen or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Award Recipient’s participation in the Plan, and that Lumen and any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Award Recipient understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Award Recipient’s country. The Award Recipient authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Award Recipient’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Award Recipient may elect to deposit any amounts received pursuant to the Plan and this Agreement, such Data as may be required for the administration of the Plan. The Award Recipient understands that he or she may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her human resources representative. The Award Recipient further understands that this consent is purely voluntary, and will not affect the Award Recipient’s employment or career with the Company, although it may affect the Award Recipient’s ability to participate in the Plan.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

Lumen Technologies, Inc.

By:
[AUTHORIZED SIGNATORY]
[TITLE]

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[NAME]
        Award Recipient
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